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                                                                    EXHIBIT 8(1)

                                 June 20, 1987

State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, Massachusetts 02171

Gentlemen:

     Reference is made to the Custodian Agreement (the "Custodian Agreement") dated December 27, 1978, between Institutional Liquid Assets (the "Fund") and State Street Bank and Trust Company ("State Street"), as amended. Terms herein which are defined in the Custodian Agreement have the same meaning herein as in the Custodian Agreement.

     The purpose of this letter is to confirm our understanding that the Custodian Agreement is amended as follows:

     1. The first sentence of (S)2 is deleted and the following sentence is inserted in its place:

            "State Street will hold all cash of each Portfolio, other than (i) cash held by such Portfolio in an account established and maintained in accordance with Rule 17f-3 under the 1940 Act; (ii) cash held by such Portfolio in the account established and maintained in accordance with Release No. 6863 dated December 6, 1971 under the 1940 Act for the purpose of paying redemptions, dividends and distributions to Unitholders of the Portfolios by check (the "Permitted Checking Account") and (iii) cash held in the "GSFG Joint Account" [which consists of a cash account and a securities account established for the purchase of certain repurchase agreements by the Fund and certain other funds advised by Goldman, Sachs & Co. which have amended their respective custodian agreements with State Street to provide for the establishment of such an account (collectively, the "Funds")], in the banking department of State Street in a separate account or accounts in the name of such Portfolio, subject only to draft or order by State Street in accordance with the terms of this Agreement.

     2. The seventh sentence of (S)2 is amended by inserting "the investment adviser of the Fund and" after the fourteenth word thereof.

     3. (S)4C is amended by inserting "and to transfer cash by wire or other means to the Permitted Checking Account for the purpose of effecting payment of dividends or other distributions to Unitholders of such Portfolio by check"" after the last word thereof.

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     4. The first sentence of (S)4E is amended by inserting "(including by wire or other transfer to the Permitted Checking Account for the purpose of effecting payment of such redemptions by check)" after the last word thereof.

     5. The second sentence of (S)4E is amended by substitution "investment adviser" in place of the nineteenth and twentieth words thereof (such nineteenth and twentieth words being "transfer agent").

     The provisions of this letter shall become effective five days after receipt by State Street of written notice from the Fund to such effect.

     Please confirm your agreement to the foregoing by executing and returning the enclosed copy of this letter.

                                             Very truly yours

                                             INSTITUTIONAL LIQUID ASSETS



                                             By: /s/ Paul Nagel
                                                 -------------------------
                                                 As its Chairman of the Trustees


STATE STREET BANK AND TRUST COMPANY

By:  /s/ Peter R. O'Connell
     --------------------------------
     As its Vice President
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